UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 12, 2017 (February 7, 2018)

SANCHEZ ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35372	45-3090102
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Main Street

Suite 3000

Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

(713) 783-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

On February 7, 2018, Sanchez Energy Corporation (the “Company”) entered into a purchase agreement (the “Purchase Agreement”), by and among the Company, the subsidiary guarantors named therein (the “Guarantors”) and Citigroup Global Markets Inc., as representative of the several initial purchasers named therein (collectively, the “Initial Purchasers”), providing for the offer and sale (the “Offering”) of $500 million aggregate principal amount of 7.25% senior secured first lien notes due 2023 (the “Notes”) at an offering price equal to 98.973% of par. The issuance and sale of the Notes is expected to close on February 14, 2018.

The Company will receive net proceeds of approximately $483 million (after deducting the Initial Purchasers’ discounts and estimated offering expenses) from the sale of the Notes. The Company intends to use the net proceeds from the Notes offering to repay approximately $95 million in total outstanding borrowings, and accrued interest and fees, under its and its restricted subsidiaries’ revolving credit facility and for general corporate purposes.

The Notes are being offered and sold to the Initial Purchasers in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes are being offered by the Initial Purchasers to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.

The Purchase Agreement contains customary representations, warranties and agreements of the parties and customary conditions to closing, obligations of the parties and termination provisions. The Company and Guarantors have agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Initial Purchasers may be required to make because of any of those liabilities.

The Purchase Agreement contains representations, warranties and other provisions that were made or agreed to, among other things, to provide the parties thereto with specified rights and obligations and to allocate risk among them. Accordingly, the Purchase Agreement should not be relied upon as constituting a description of the state of affairs of any of the parties thereto or their affiliates at the time it was entered into or otherwise.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference.

The Initial Purchasers and their affiliates have provided, and may provide in the future, investment banking, commercial banking and other financial services for the Company or its affiliates in the ordinary course of business, for which they have received and will receive customary fees and compensation. Certain of the Initial Purchasers and/or their affiliates are acting, or will act, as lenders under the Company’s various credit facilities, as applicable, and may receive a portion of the net proceeds from the Offering. Further, certain of the Initial Purchasers and/or their affiliates are acting, and will continue to act, as sales agents under an equity distribution agreement dated May 25, 2017 with the Company pursuant to which the Company may sell from time to time through such sales agents shares of common stock having an aggregate offering price of up to $75 million. In addition, certain of the Initial Purchasers have received compensation in connection with the structuring of the Offering.

This Current Report on Form 8-K includes forward-looking statements as defined under federal law. Although the Company believes that its expectations are based upon reasonable assumptions, no assurance can be given that the Company’s goals will be achieved, including statements regarding its ability to close the Notes offering and to use the net proceeds from the Notes offering as indicated above. Actual results may vary materially. The Company undertakes no obligation to publicly update or revise any forward-looking statement.

Item 8.01.  Other Events.

On February 7, 2018, the Company announced that it had priced the offering of Notes described in Item 1.01 of this Current Report on Form 8-K. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 8.01 by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1

Purchase Agreement, dated February 7, 2018, by and among Sanchez Energy Corporation, the subsidiary guarantors named therein and Citigroup Global Markets Inc., as representative of the several initial purchasers named therein

99.1	Press release, dated February 7, 2018, announcing the pricing of the offering of Notes

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANCHEZ ENERGY CORPORATION

Date: February 12, 2018	By:	/s/ Howard J. Thill
Howard J. Thill
Executive Vice President and Chief Financial Officer